SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2011

DAVE & BUSTER’S, INC.
(Exact name of registrant as specified in its charter)

Missouri	001-15007	43-1532756
(State of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

2481 Manana Drive
Dallas TX 75220
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (214) 357-9588

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02.            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 9, 2011, the Company announced that Kevin M. Sheehan and Jonathan S. Halkyard have been elected to the Board of Directors of the Company.

Kevin M. Sheehan, 58, serves as President and Chief Executive Officer of NCL Corporation Ltd., a leading global cruise line operator (“NCL”).  Mr. Sheehan has served as President of NCL since August 2010 (and previously from August 2008 through March 2009) and Chief Executive Officer of NCL since November 2008.  Mr. Sheehan also served as Executive Vice President and Chief Financial Officer of NCL from November 2007 until September 2010.  Before joining NCL, Mr. Sheehan spent two and one-half years consulting to private equity firms including Cerberus Capital Management LP (2006-2007) and Clayton Dubilier & Rice (2005-2006).  From August 2005 to January 2008, Mr. Sheehan served on the faculty of Adelphi University as Distinguished Visiting Professor - Accounting, Finance and Economics.  Prior to that, Mr. Sheehan served a nine-year career with Cendant Corporation, most recently serving as Chairman and Chief Executive Officer of its Vehicle Services Division (including responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Fleet Management and Wright Express).  Mr. Sheehan serves on the Board of Directors, as Chairman of the Audit Committee, and as a member of the Compensation Committee of GateHouse Media, Inc. (one of the largest publishers of locally based print and online media in the United States).

Jonathan S. Halkyard, 46, has served as Senior Vice President of Caesars Entertainment Corporation (formerly known as Harrah’s Entertainment, Inc.), one of the largest casino entertainment providers in the world (“Caesars”), since July 2005 and Chief Financial Officer since August 2006.  Previously, Mr. Halkyard served Caesars as Treasurer from November 2003 through July 2010, Vice President from November 2002 to July 2005, Assistant General Manager – Harrah’s Las Vegas from May 2002 until November 2002 and Vice President and Assistant General Manager – Harrah’s Lake Tahoe from September 2001 to May 2002.

Item 9.01.            Financial Statements and Exhibits.

(d)	Exhibits.

	99	Press release dated September 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S, INC.

Date: September 12, 2011	By:	/s/ Jay L. Tobin
Jay L. Tobin
Senior Vice President, General Counsel
and Secretary